Exhibit 4.10
Description of Securities
The following is a summary description of certain important terms of securities of Zions Bancorporation, National Association (the “Bank”) that are registered under Section 12 of the Securities Exchange Act, as amended (the “Exchange Act”), as of December 31, 2020. The following summary does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of the Second Amended and Restated Articles of Association of the Bank, dated as of September 30, 2018 (the “Articles”), and the Second Amended and Restated Bylaws of the Bank, dated as of April 1, 2019 (the “Bylaws”), which are incorporated by reference into the Annual Report on Form 10K of the Bank of which this exhibit is a part.
Unless the context otherwise provides, all references to the Bank in this description refer only to Zions Bancorporation, National Association and do not include its consolidated subsidiaries.
Overview
The Articles authorize the Bank to issue up to 350,000,000 shares of common stock, par value $0.001 per share (“Common Stock”), and up to 4,400,000 shares of preferred stock, no par value per share (“Preferred Stock”).
As of December 31, 2020, of the 4,400,000 shares of Preferred Stock authorized for issuance, the following series and numbers of shares have been designated: (i) 140,000 shares of Series A Preferred Stock, (ii) 1,400,000 shares of Series C Preferred Stock, (iii) 250,000 shares of Series F Preferred Stock, (iv) 200,000 shares of Series G Preferred Stock, (v) 126,222 shares of Series H Preferred Stock, (vi) 300,893 shares of Series I Preferred Stock and (vii) 195,152 shares of Series J Preferred Stock.
As of December 31, 2020, the Common Stock, depositary shares representing an ownership interest in Series A Preferred Stock, Series G Preferred Stock and Series H Preferred Stock, each as described below, and the 2028 Notes (as defined in “2028 Notes” below) were registered under Section 12 of the Exchange Act.
Common Stock
Summary of Terms of Common Stock
Voting Rights. Unless otherwise provided in the Articles, the Bylaws, applicable provisions of the National Bank Act, the applicable regulations of the Office of the Comptroller of the Currency (the “OCC”) or other applicable law, the holders of Common Stock are entitled to voting rights for the election of directors and for other purposes. Each share of Common Stock entitles the holder thereof to one vote in respect of a matter. Shares of Common Stock do not have cumulative voting rights with respect to any election of directors.
The voting rights of Common Stock are subject to the special voting rights of certain series of Preferred Stock which may entitle the holders of such shares of Preferred Stock to vote in respect of, among other things, the election of directors in the event dividends on such shares are in arrears or any amendment to the Articles, subject to exceptions, that materially and adversely affects the powers, preferences, privileges or rights of such series of Preferred Stock. The voting rights of Common Stock are also subject to the voting rights of any Preferred Stock that may in the future be designated by the board of directors of the Bank (the “Board of Directors”).
Dividend Rights. Subject to the preferential rights of holders of Preferred Stock, holders of Common Stock are entitled to receive dividends if, as and when declared by the Board of Directors out of any funds legally available therefor.
Ranking. The Common Stock ranks junior to the Preferred Stock and all existing and future debt obligations of the Bank.
Liquidation Rights. Holders of Common Stock are entitled to receive, upon any voluntary or involuntary liquidation, dissolution or windingup of the affairs of the Bank, following the settlement of any claims of creditors and preferences of any series of Preferred Stock, pro rata the net assets of the Bank.
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Other Rights. Holders of Common Stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any securities of the Bank or its subsidiaries.
Listing. The Common Stock is listed on the Nasdaq Global Select Market (“Nasdaq”) under the ticker symbol “ZION.”
Transfer Agent and Registrar. The transfer agent and registrar for the Common Stock is [•].
Certain AntiTakeover Matters
The Articles and Bylaws include a number of provisions, including those described below, that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the Board of Directors rather than pursue non-negotiated takeover attempts.
No Cumulative Voting. The Articles and Bylaws do not authorize cumulative voting for directors.
Removal of Directors. The Bylaws provide that the shareholders may, at a meeting called for such purpose, remove any director with or without cause unless the Articles provide that directors may be removed only for cause. In addition, the Articles provide that the removal of any director requires the affirmative vote of the holders of twothirds of the outstanding shares then entitled to vote at an election of directors.
Shareholder Proposals. A shareholder who intends to nominate a candidate for election to the Board of Directors or to raise new business at an annual meeting of shareholders must deliver timely written notice of such business to the Secretary of the Bank not earlier than the date which is 150 calendar days nor later than the date which is 120 calendar days before the first anniversary of the date of the Bank’s proxy statement to shareholders in respect of the annual meeting of the prior year. However, notwithstanding the foregoing, if the date of the applicable year’s annual meeting has been changed by more than 30 calendar days from the first anniversary of the date of the previous year’s annual meeting, then a shareholder’s notice must be received by the Secretary the later of the close of business on (i) the date which is 120 calendar days before the applicable year’s annual meeting is to be held or (ii) 10 calendar days after the Bank’s first public announcement of the date of the applicable year’s annual meeting of shareholders. Further, in the event that the number of directors to be elected to the Board of Directors at the annual meeting is increased and either all nominees for directors or the increased size of the Board of Directors is not publicly disclosed at least 100 calendar days prior to the first anniversary of the date of the previous year’s annual meeting, then a shareholder proposal in respect of such election will be considered timely with respect to nominees for any new positions created by such increase if delivered to the Secretary of the Bank not later than the close of business on the 10th day following the first date all of such nominees or the size of the increased Board of Directors is publicly disclosed.
Additionally, the notice provisions in the Bylaws require a shareholder desiring to raise new business or nominate any person for election as a director to provide the Bank with certain information regarding such matter. Such requirements may discourage shareholders of the Bank from submitting nomination and proposals.
Restrictions on Certain Business Transactions. Subject to certain exceptions, the Articles provide that certain business transactions with a person who beneficially owns, directly or indirectly, at least 10% of the voting stock of the Bank must be approved by either a majority of the continuing directors or holders of at least 80% of the outstanding voting shares of the Bank. Such business transactions include mergers, consolidations, sales of all or more than 20% of the fair market value of the corporation’s assets, issuance of securities of the corporation, reclassifications that increase voting power of the interested shareholder, or liquidations, spin-offs or dissolution of the Bank. The provisions in the Articles regarding related person transactions may not be repealed or amended unless approved by the affirmative vote of holders of not less than 80% of the outstanding voting stock of the Bank.
Blank Check Preferred Stock. The Articles grant the Board broad power to establish the rights and preferences of authorized and unissued shares of Preferred Stock. Such an issuance of shares of Preferred Stock may have the effect of delaying, deterring or preventing a change in control of the Bank. The existence of authorized but unissued shares of Preferred Stock may enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Bank by means of a merger, tender offer, proxy contest or otherwise.
Supermajority Vote for Certain Amendments to the Articles. The Articles provide that the affirmative vote of two-thirds of the outstanding and issued shares entitled by statute to vote shall be required to amend, alter, change or repeal the third paragraph of Article FIFTH (regarding removal of directors), any provision of Article SIXTH (regarding quorum requirement and management authority of the Board of Directors) or Article TENTH (amendment to the Articles) or any other provision if such amendment, alteration, change or repeal would restrict, limit or alter the power or authority of the Board or any other officer or agent of the Bank; would vest any powers of the Bank in any other officer or agent other than the Board, or officers and agents appointed by or under the authority of the Board; would require the approval of any shareholders in order for the Board or any officer or agent to take any action; or would change the number of directors, the quorum requirements for any meeting of the Board, the vote by which it must act in connection with any matter, the manner of calling or conducting meetings of directors, or the place of such meetings.
Series A Depositary Shares
Shares of Series A Preferred Stock are outstanding in the form of depositary shares, with each such depositary share representing a 1/40th ownership interest in a share of Series A Preferred Stock (“Series A Depositary Shares”).
Terms of Series A Depositary Shares
General. Each holder of a Series A Depositary Share is entitled, subject to the terms of the deposit agreement governing the Series A Depositary Shares, to all the rights and preferences of the Series A Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights) in proportion to the applicable fraction of a share of Series A Preferred Stock represented by such Series A Depositary Share. Each Series A Depositary Share is evidenced by a depositary receipt.
Receipt of Dividends. The depositary will distribute any cash dividends or other cash distributions received in respect of Series A Preferred Stock (see “Terms of Series A Preferred Stock—Dividend Rights” below) to the record holders of Series A Depositary Shares relating to such underlying Series A Preferred Stock. The depositary will distribute any property received by it other than cash to the record holders of Series A Depositary Shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the depositary may, with the approval of the Bank, sell the property and distribute the net proceeds from such sale to holders of Series A Depositary Shares pro rata.
The amounts distributed to holders of Series A Depositary Shares will be reduced by any amounts required to be withheld by the depositary or by the Bank on account of taxes or other governmental charges.
Redemption. In the event the Bank redeems shares of Series A Preferred Stock represented by Series A Depositary Shares (see “Terms of Series A Preferred Stock—Redemption Rights” below), the depositary will redeem, as of the same redemption rate, the number of Series A Depositary Shares representing shares of Series A Preferred Stock so redeemed; provided, however, in the case of any redemption of less than all of the outstanding Series A Depositary Shares, the depositary shares to be redeemed will be selected by the depositary pro rata, by lot, or in such other manner determined by the Bank to be equitable and, in any such case, Series A Depositary Shares will be redeemed only in increments of 40 shares and any multiple thereof.
Voting. When the depositary receives notice of any meeting at which the holders of Series A Preferred Stock are entitled to vote (see “Terms of Series A Preferred Stock—Voting Rights” below), the depositary will mail the information contained in the notice to the record holders of Series A Depositary Shares. Each record holder of Series A Depositary Shares on the record date, which will be the same date as the record date for the Series A Preferred Stock, may instruct the depositary to vote the number of shares of Series A Preferred Stock represented by such holder’s Series A Depositary Shares. To the extent possible, the depositary will vote the number of shares of the Series A Preferred Stock represented by Series A Depositary Shares in accordance with the instructions it receives. If the depositary does not receive specific instructions from the holders of any Series A Depositary Shares, it will vote all shares of Series A Preferred Stock represented thereby proportionately with instructions received to the extent permitted by any applicable regulatory body.
Listing. The Series A Depositary Shares are listed on Nasdaq under the ticker symbol “ZIONP.”
Depositary; Registrar; Calculation Agent. The registrar, depositary and calculation agent of the Series A Depositary Shares is the Bank.
Terms of Series A Preferred Stock
Dividend Rights. Dividends on the liquidation preference of the Series A Preferred Stock of $1,000 are payable quarterly in arrears when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, at a rate per annum equal to the greater of (i) 0.52% above three-month LIBOR on the related LIBOR determination date or (ii) 4.00%. The applicable threemonth LIBOR is determined in accordance with the Articles; however, absent manifest error, the determination thereof by the calculation agent for the Series A Preferred Stock will be binding and conclusive.
Dividends on the Series A Preferred Stock are payable on the 15th day of March, June, September and December of each year; provided, however, if such date is not a business day, then the dividend payment date will be the next succeeding business day. The record date for a given dividend on the Series A Preferred Stock is the 1st day of March, June, September or December, as applicable, immediately preceding the payment date.
Dividends on the Series A Preferred Stock are non-cumulative. Accordingly, if no dividend is declared on the Series A Preferred Stock in respect of any dividend period, such dividend will not accrue or be payable, and the Bank will have no obligation to pay dividends in respect of such dividend period, whether or not dividends on the Series A Preferred Stock are declared for any future dividend period.
Ranking. The Series A Preferred Stock ranks:
•senior to the Common Stock and any other class or series of capital stock of the Bank, the terms of which provide that the Series A Preferred Stock ranks senior to such class or series in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding-up of the affairs of the Bank;
•on par with the Series G Preferred Stock, Series H Preferred Stock, Series I Preferred Stock, Series J Preferred Stock and any other class or series of capital stock of the Bank, the terms of which provide that the Series A Preferred Stock ranks on par with such class or series in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding-up of the affairs of the Bank;
•junior to each class or series of capital stock of the Bank, the terms of which provide that the Series A Preferred Stock ranks on par with such class or series in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding-up of the affairs of the Bank; and
•junior to all existing and future debt obligations of the Bank.
Liquidation Rights. Upon any voluntary or involuntary liquidation, dissolution or windingup of the affairs of the Bank, holders of Series A Preferred Stock are entitled to receive, out of assets available for distribution to shareholders of the Bank, after satisfaction of liabilities to creditors and subject to the rights of holders of any securities ranking senior to the Series A Preferred Stock, before any distribution of assets is made to holders of Common Stock or any securities ranking junior to the Series A Preferred Stock, a liquidating distribution in the amount of the liquidation preference of $1,000 per share (equivalent to $25 per depositary share) plus declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of the Series A Preferred Stock will not be entitled to receive any other amounts from the Bank after the payment of such liquidating distribution.

If the assets of the Bank are not sufficient to pay the liquidation preferences plus declared and unpaid dividends in full to all holders of the Series A Preferred Stock, the Series G Preferred Stock, the Series H Preferred Stock, the Series I Preferred Stock, the Series J Preferred Stock and all holders of any other shares of capital stock ranking on par with the Series A Preferred Stock, then the amounts paid to the holders of all such parity stock will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders.
Redemption Rights. The Series A Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. The holders of Preferred Stock (or, for the avoidance of doubt, the holders of Series A Depositary Shares) do not have the right to require the Bank to redeem or repurchase any shares of Series A Preferred Stock.
The Series A Preferred Stock is redeemable at the Bank’s option, in whole or in part, from time to time at a redemption price equal to $1,000 per share (equivalent to $25 per Series A Depositary Share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends. The prior approval of the OCC is required in order for the Bank to repurchase shares of its capital stock, including Series A Preferred Stock.
Voting Rights. Holders of Series A Preferred Stock are entitled to limited voting rights as follows:
•any issuance, authorization or increase in the authorized amount of, or the issuance or authorization of any obligation or security convertible into or evidencing the right to purchase, any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up of the Bank requires the affirmative vote or consent of the holders of at least twothirds of all outstanding shares of Series A Preferred Stock and any class or series of Preferred Stock ranking on parity with the Series A Preferred Stock (including the Series G Preferred Stock, Series H Preferred Stock, Series I Preferred Stock and Series J Preferred Stock), voting together as a class;
•any amendment to the Articles, whether by merger, consolidation or otherwise, that, subject to exceptions set forth in the Articles, materially and adversely affects the powers, preferences, privileges or rights of Series A Preferred Stock, taken as a whole, requires the affirmative vote or consent of the holders of at least twothirds of all outstanding shares of Series A Preferred Stock; and
•the holders of Series A Preferred Stock are entitled to participate in the election of certain directors in the event the Bank fails to declare and pay certain dividends on the Series A Preferred Stock.
If the Bank fails to declare and pay dividends in respect of the Series A Preferred Stock or any other class or series of voting parity stock (as defined below) in an aggregate amount at least equal to the amount of dividends payable on such class or series at its stated dividend rate for a period of six dividend periods, whether or not for consecutive dividend periods (a “Nonpayment”), then (i) the number of directors then constituting the Board of Directors will be increased by two and (ii) to the extent a Nonpayment exists with respect to such class or series of voting parity stock (which may include the Series A Preferred Stock), the holders of such voting parity stock will be entitled to vote as a single class for the election of the two additional directors (the “Preferred Directors”), but only if the election of such directors would not cause the Bank to violate applicable law, the implementing regulations and guidelines of the OCC or the listing standards of Nasdaq (or any other exchange on which its securities may be listed) or the rules and regulations of any other regulatory or self-regulatory body. As used in this paragraph and the following paragraph, “voting parity stock” means the Series A Preferred Stock and each class or series of preferred stock that ranks on parity with the Series A Preferred Stock as to payment of dividends and has voting rights similar to those described in this section, including the Series G Preferred Stock, Series H Preferred Stock, Series I Preferred Stock and Series J Preferred Stock.
The Preferred Directors will each be entitled to one vote per director on any matter and, for the avoidance of doubt, in no event will the number of Preferred Directors exceed two.
In the event of a Nonpayment, at the written request of any holder of record of at least 20% of the outstanding shares of any voting parity stock with respect to which a Nonpayment exists (including, if applicable, the Series A Preferred Stock), the Secretary of the Bank will call a special meeting of the holders of all voting parity stock with respect to which a Nonpayment exists for the election of the two directors (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders, in which event such election will be held at such next annual or special meeting of shareholders). So long as these voting rights have not ceased, holders of voting parity stock with respect to which a Nonpayment exists (including, if applicable, the Series A Preferred Stock) voting as a single class will continue to elect the Preferred Directors at each subsequent annual meeting.
If and when full dividends on any class or series of voting parity stock as to which a Nonpayment exists or existed have been paid for at least four dividend periods following a Nonpayment, the voting rights in respect of the Preferred Directors will cease with respect to such class or series (subject to revesting in the event of each subsequent Nonpayment). If and when full dividends have been paid for at least four dividend periods on all classes and series of voting parity stock as to which a Nonpayment exists or existed, the term of office of each Preferred Director so elected will immediately terminate and the number of directors on the board of directors will automatically decrease by two.
Any Preferred Director may be removed at any time, with or without cause, by the holders of record of a majority of the outstanding shares of all classes and series of voting parity stock with respect to which a Nonpayment then exists, voting together as a single class. Subject to the termination of the term of the Preferred Directors set forth above, any vacancy in the office of a Preferred Director (other than prior to the initial election of the Preferred Directors) may be filled by the written consent of the Preferred Director remaining in office or, if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of voting parity stock with respect to which a Nonpayment then exists voting as a single class, with the successor to serve until the next annual meeting of shareholders.
Series G Depositary Shares
Shares of Series G Preferred Stock are outstanding in the form of depositary shares, with each such depositary share representing a 1/40th ownership interest in a share of Series G Preferred Stock (“Series G Depositary Shares”).
Terms of Series G Depositary Shares
General. Each holder of a Series G Depositary Share is entitled, subject to the terms of the deposit agreement governing the Series G Depositary Shares, to all the rights and preferences of the Series G Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights) in proportion to the applicable fraction of a share of Series G Preferred Stock represented by such Series G Depositary Share. Each Series G Depositary Share is evidenced by a depositary receipt.
Receipt of Dividends. The depositary will distribute any cash dividends or other cash distributions received in respect of Series G Preferred Stock (see “Terms of Series G Preferred Stock—Dividend Rights” below) to the record holders of Series G Depositary Shares relating to such underlying Series G Preferred Stock. The depositary will distribute any property received by it other than cash to the record holders of Series G Depositary Shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the depositary may, with the approval of the Bank, sell the property and distribute the net proceeds from such sale to holders of Series G Depositary Shares pro rata.
The amounts distributed to holders of Series G Depositary Shares will be reduced by any amounts required to be withheld by the depositary or by the Bank on account of taxes or other governmental charges.
Redemption. In the event the Bank redeems shares of Series G Preferred Stock represented by Series G Depositary Shares (see “Terms of Series G Preferred Stock—Redemption Rights” below), the depositary will redeem, as of the same redemption rate, the number of Series G Depositary Shares representing shares of Series G Preferred Stock so redeemed; provided, however, in the case of any redemption of less than all of the outstanding

Series G Depositary Shares, the depositary shares to be redeemed will be selected by the depositary pro rata, by lot, or in such other manner determined by the Bank to be equitable and, in any such case, Series G Depositary Shares will be redeemed only in increments of 40 shares and any multiple thereof.
Voting. When the depositary receives notice of any meeting at which the holders of Series G Preferred Stock are entitled to vote (see “Terms of Series G Preferred Stock—Voting Rights” below), the depositary will mail the information contained in the notice to the record holders of Series G Depositary Shares. Each record holder of Series G Depositary Shares on the record date, which will be the same date as the record date for the Series G Preferred Stock, may instruct the depositary to vote the number of shares of Series G Preferred Stock represented by such holder’s Series G Depositary Shares. To the extent possible, the depositary will vote the number of shares of the Series G Preferred Stock represented by Series G Depositary Shares in accordance with the instructions it receives. If the depositary does not receive specific instructions from the holders of any Series G Depositary Shares, it will vote all shares of Series G Preferred Stock represented thereby proportionately with instructions received to the extent permitted by any applicable regulatory body.
Listing. The Series G Depositary Shares are listed on Nasdaq under the ticker symbol “ZIONO.”
Depositary; Registrar; Calculation Agent. The registrar, depositary and calculation agent of the Series G Depositary Shares is the Bank.
Terms of Series G Preferred Stock
Dividend Rights. Dividends on the liquidation preference of the Series G Preferred Stock of $1,000 are payable quarterly in arrears when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, at a rate per annum equal to (i) a fixed rate of 6.30% for dividend periods up to and including the dividend period ending on March 14, 2023 and (ii) a floating rate of threemonth LIBOR plus 4.24% for all dividend periods after March 14, 2023. The applicable threemonth LIBOR is determined in accordance with the Articles; however, absent manifest error, the determination thereof by the calculation agent for the Series G Preferred Stock will be binding and conclusive.
Dividends on the Series G Preferred Stock are payable on the 15th day of March, June, September and December of each year; provided, however, if such date is not a business day, then the dividend payment date will be the next succeeding business day. The record date for a given dividend on the Series G Preferred Stock is the 1st day of March, June, September or December, as applicable, immediately preceding the payment date.
Dividends on the Series G Preferred Stock are non-cumulative. Accordingly, if no dividend is declared on the Series G Preferred Stock in respect of any dividend period, such dividend will not accrue or be payable, and the Bank will have no obligation to pay dividends in respect of such dividend period, whether or not dividends on the Series G Preferred Stock are declared for any future dividend period.
Ranking. The Series G Preferred Stock ranks:
•senior to the Common Stock and any other class or series of capital stock of the Bank, the terms of which provide that the Series G Preferred Stock ranks senior to such class or series in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding-up of the affairs of the Bank;
•on par with the Series A Preferred Stock, Series H Preferred Stock, Series I Preferred Stock, Series J Preferred Stock and any other class or series of capital stock of the Bank, the terms of which provide that the Series G Preferred Stock ranks on par with such class or series in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding-up of the affairs of the Bank;
•junior to each class or series of capital stock of the Bank, the terms of which provide that the Series G Preferred Stock ranks on par with such class or series in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding-up of the affairs of the Bank; and

•junior to all existing and future debt obligations of the Bank.
Liquidation Rights. Upon any voluntary or involuntary liquidation, dissolution or windingup of the affairs of the Bank, holders of Series G Preferred Stock are entitled to receive, out of assets available for distribution to shareholders of the Bank, after satisfaction of liabilities to creditors and subject to the rights of holders of any securities ranking senior to the Series G Preferred Stock, before any distribution of assets is made to holders of Common Stock or any securities ranking junior to the Series G Preferred Stock, a liquidating distribution in the amount of the liquidation preference of $1,000 per share (equivalent to $25 per depositary share) plus declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of the Series G Preferred Stock will not be entitled to receive any other amounts from the Bank after the payment of such liquidating distribution.
If the assets of the Bank are not sufficient to pay the liquidation preferences plus declared and unpaid dividends in full to all holders of the Series A Preferred Stock, the Series G Preferred Stock, the Series H Preferred Stock, the Series I Preferred Stock, the Series J Preferred Stock and all holders of any other shares of capital stock ranking on par with the Series G Preferred Stock, then the amounts paid to the holders of all such parity stock will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders.
Redemption Rights. The Series G Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. The holders of Preferred Stock (or, for the avoidance of doubt, the holders of Series G Depositary Shares) do not have the right to require the Bank to redeem or repurchase any shares of Series G Preferred Stock.
The Series G Preferred Stock is redeemable at the Bank’s option, in whole or in part, from time to time on or after March 15, 2023 at a redemption price equal to $1,000 per share (equivalent to $25 per Series G Depositary Share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends, and prior to such date in whole upon the occurrence of certain events. The prior approval of the OCC is required in order for the Bank to repurchase shares of its capital stock, including Series G Preferred Stock.
Voting Rights. Holders of Series G Preferred Stock are entitled to limited voting rights as follows:
•any issuance, authorization or increase in the authorized amount of, or the issuance or authorization of any obligation or security convertible into or evidencing the right to purchase, any class or series of capital stock ranking senior to the Series G Preferred Stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up of the Bank requires the affirmative vote or consent of the holders of at least twothirds of all outstanding shares of Series G Preferred Stock and any class or series of Preferred Stock ranking on parity with the Series G Preferred Stock (including the Series A Preferred Stock, Series H Preferred Stock, Series I Preferred Stock and Series J Preferred Stock), voting together as a class;
•any amendment to the Articles, whether by merger, consolidation or otherwise, that, subject to exceptions set forth in the Articles, materially and adversely affects the powers, preferences, privileges or rights of Series G Preferred Stock, taken as a whole, requires the affirmative vote or consent of the holders of at least twothirds of all outstanding shares of Series G Preferred Stock; and
•the holders of Series G Preferred Stock are entitled to participate in the election of certain directors in the event the Bank fails to declare and pay certain dividends on the Series G Preferred Stock.
If there exists a Nonpayment in respect of the Series G Preferred Stock or any other class or series of voting parity stock (as defined below), then (i) the number of directors then constituting the Board of Directors will be increased by two and (ii) to the extent a Nonpayment exists with respect to such class or series of voting parity stock (which may include the Series G Preferred Stock), the holders of such voting parity stock will be entitled to vote as a single class for the election of the two Preferred Directors, but only if the election of such directors would not cause the Bank to violate applicable law, the implementing regulations and guidelines of the OCC or the listing standards of Nasdaq (or any other exchange on which its securities may be listed) or the rules and regulations of any other regulatory or self-regulatory body. As used in this paragraph and the following paragraph, “voting parity stock”

means the Series G Preferred Stock and each class or series of preferred stock that ranks on parity with the Series G Preferred Stock as to payment of dividends and has voting rights similar to those described in this section, including the Series A Preferred Stock, Series H Preferred Stock, Series I Preferred Stock and Series J Preferred Stock.
The Preferred Directors will each be entitled to one vote per director on any matter and, for the avoidance of doubt, in no event will the number of Preferred Directors exceed two.
In the event of a Nonpayment, at the written request of any holder of record of at least 20% of the outstanding shares of any voting parity stock with respect to which a Nonpayment exists (including, if applicable, the Series G Preferred Stock), the Secretary of the Bank will call a special meeting of the holders of all voting parity stock with respect to which a Nonpayment exists for the election of the two directors (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders, in which event such election will be held at such next annual or special meeting of shareholders). So long as these voting rights have not ceased, holders of voting parity stock with respect to which a Nonpayment exists (including, if applicable, the Series G Preferred Stock) voting as a single class will continue to elect the Preferred Directors at each subsequent annual meeting.
If and when full dividends on any class or series of voting parity stock as to which a Nonpayment exists or existed have been paid for at least four dividend periods following a Nonpayment, the voting rights in respect of the Preferred Directors will cease with respect to such class or series (subject to revesting in the event of each subsequent Nonpayment). If and when full dividends have been paid for at least four dividend periods on all classes and series of voting parity stock as to which a Nonpayment exists or existed, the term of office of each Preferred Director so elected will immediately terminate and the number of directors on the board of directors will automatically decrease by two.
Any Preferred Director may be removed at any time, with or without cause, by the holders of record of a majority of the outstanding shares of all classes and series of voting parity stock with respect to which a Nonpayment then exists, voting together as a single class. Subject to the termination of the term of the Preferred Directors set forth above, any vacancy in the office of a Preferred Director (other than prior to the initial election of the Preferred Directors) may be filled by the written consent of the Preferred Director remaining in office or, if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of voting parity stock with respect to which a Nonpayment then exists voting as a single class, with the successor to serve until the next annual meeting of shareholders.
Series H Depositary Shares
Shares of Series H Preferred Stock are outstanding in the form of depositary shares, with each such depositary share representing a 1/40th ownership interest in a share of Series H Preferred Stock (“Series H Depositary Shares”).
Terms of Series H Depositary Shares
General. Each holder of a Series H Depositary Share is entitled, subject to the terms of the deposit agreement governing the Series H Depositary Shares, to all the rights and preferences of the Series H Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights) in proportion to the applicable fraction of a share of Series H Preferred Stock represented by such Series H Depositary Share. Each Series H Depositary Share is evidenced by a depositary receipt.
Receipt of Dividends. The depositary will distribute any cash dividends or other cash distributions received in respect of Series H Preferred Stock (see “Terms of Series H Preferred Stock—Dividend Rights” below) to the record holders of Series H Depositary Shares relating to such underlying Series H Preferred Stock. The depositary will distribute any property received by it other than cash to the record holders of Series H Depositary Shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the depositary may, with the approval of the

Bank, sell the property and distribute the net proceeds from such sale to holders of Series H Depositary Shares pro rata.
The amounts distributed to holders of Series H Depositary Shares will be reduced by any amounts required to be withheld by the depositary or by the Bank on account of taxes or other governmental charges.
Redemption. In the event the Bank redeems shares of Series H Preferred Stock represented by Series H Depositary Shares (see “Terms of Series H Preferred Stock—Redemption Rights” below), the depositary will redeem, as of the same redemption rate, the number of Series H Depositary Shares representing shares of Series H Preferred Stock so redeemed; provided, however, in the case of any redemption of less than all of the outstanding Series H Depositary Shares, the depositary shares to be redeemed will be selected by the depositary pro rata, by lot, or in such other manner determined by the Bank to be equitable and, in any such case, Series H Depositary Shares will be redeemed only in increments of 40 shares and any multiple thereof.
Voting. When the depositary receives notice of any meeting at which the holders of Series H Preferred Stock are entitled to vote (see “Terms of Series H Preferred Stock—Voting Rights” below), the depositary will mail the information contained in the notice to the record holders of Series H Depositary Shares. Each record holder of Series H Depositary Shares on the record date, which will be the same date as the record date for the Series H Preferred Stock, may instruct the depositary to vote the number of shares of Series H Preferred Stock represented by such holder’s Series H Depositary Shares. To the extent possible, the depositary will vote the number of shares of the Series H Preferred Stock represented by Series H Depositary Shares in accordance with the instructions it receives. If the depositary does not receive specific instructions from the holders of any Series H Depositary Shares, it will vote all shares of Series H Preferred Stock represented thereby proportionately with instructions received to the extent permitted by any applicable regulatory body.
Listing. The Series H Depositary Shares are listed on Nasdaq under the ticker symbol “ZIONN.”
Depositary; Registrar; Calculation Agent. The registrar, depositary and calculation agent of the Series H Depositary Shares is the Bank.
Terms of Series H Preferred Stock
Dividend Rights. Dividends on the liquidation preference of the Series H Preferred Stock of $1,000 are payable quarterly in arrears when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, at a rate per annum equal to 5.75%.
Dividends on the Series H Preferred Stock are payable on the 15th day of March, June, September and December of each year; provided, however, if such date is not a business day, then the dividend payment date will be the next succeeding business day. The record date for a given dividend on the Series H Preferred Stock is the 1st day of March, June, September or December, as applicable, immediately preceding the payment date.
Dividends on the Series H Preferred Stock are non-cumulative. Accordingly, if no dividend is declared on the Series H Preferred Stock in respect of any dividend period, such dividend will not accrue or be payable, and the Bank will have no obligation to pay dividends in respect of such dividend period, whether or not dividends on the Series H Preferred Stock are declared for any future dividend period.
Ranking. The Series H Preferred Stock ranks:
•senior to the Common Stock and any other class or series of capital stock of the Bank, the terms of which provide that the Series H Preferred Stock ranks senior to such class or series in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding-up of the affairs of the Bank;
•on par with the Series A Preferred Stock, Series G Preferred Stock, Series I Preferred Stock, Series J Preferred Stock and any other class or series of capital stock of the Bank, the terms of which provide that the Series H Preferred Stock ranks on par with such class or series in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding-up of the affairs of the Bank;
•junior to each class or series of capital stock of the Bank, the terms of which provide that the Series H Preferred Stock ranks on par with such class or series in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding-up of the affairs of the Bank; and
•junior to all existing and future debt obligations of the Bank.
Liquidation Rights. Upon any voluntary or involuntary liquidation, dissolution or windingup of the affairs of the Bank, holders of Series H Preferred Stock are entitled to receive, out of assets available for distribution to shareholders of the Bank, after satisfaction of liabilities to creditors and subject to the rights of holders of any securities ranking senior to the Series H Preferred Stock, before any distribution of assets is made to holders of Common Stock or any securities ranking junior to the Series H Preferred Stock, a liquidating distribution in the amount of the liquidation preference of $1,000 per share (equivalent to $25 per depositary share) plus declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of the Series H Preferred Stock will not be entitled to receive any other amounts from the Bank after the payment of such liquidating distribution.
If the assets of the Bank are not sufficient to pay the liquidation preferences plus declared and unpaid dividends in full to all holders of the Series A Preferred Stock, the Series G Preferred Stock, the Series H Preferred Stock, the Series I Preferred Stock, the Series J Preferred Stock and all holders of any other shares of capital stock ranking on par with the Series H Preferred Stock, then the amounts paid to the holders of all such parity stock will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders.
Redemption Rights. The Series H Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. The holders of Preferred Stock (or, for the avoidance of doubt, the holders of Series H Depositary Shares) do not have the right to require the Bank to redeem or repurchase any shares of Series H Preferred Stock.
The Series H Preferred Stock is redeemable at the Bank’s option, in whole or in part, from time to time at a redemption price equal to $1,000 per share (equivalent to $25 per Series H Depositary Share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends. The prior approval of the OCC is required in order for the Bank to repurchase shares of its capital stock, including Series H Preferred Stock.
Voting Rights. Holders of Series H Preferred Stock are entitled to limited voting rights as follows:
•any issuance, authorization or increase in the authorized amount of, or the issuance or authorization of any obligation or security convertible into or evidencing the right to purchase, any class or series of capital stock ranking senior to the Series H Preferred Stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up of the Bank requires the affirmative vote or consent of the holders of at least twothirds of all outstanding shares of Series H Preferred Stock and any class or series of Preferred Stock ranking on parity with the Series H Preferred Stock (including the Series A Preferred Stock, Series G Preferred Stock, Series I Preferred Stock and Series J Preferred Stock), voting together as a class;
•any amendment to the Articles, whether by merger, consolidation or otherwise, that, subject to exceptions set forth in the Articles, materially and adversely affects the powers, preferences, privileges or rights of Series H Preferred Stock, taken as a whole, requires the affirmative vote or consent of the holders of at least twothirds of all outstanding shares of Series H Preferred Stock; and
•the holders of Series H Preferred Stock are entitled to participate in the election of certain directors in the event the Bank fails to declare and pay certain dividends on the Series H Preferred Stock.
If there exists a Nonpayment in respect of the Series H Preferred Stock or any other class or series of voting parity stock (as defined below), then (i) the number of directors then constituting the Board of Directors will be increased by two and (ii) to the extent a Nonpayment exists with respect to such class or series of voting parity stock

(which may include the Series H Preferred Stock), the holders of such voting parity stock will be entitled to vote as a single class for the election of the two Preferred Directors, but only if the election of such directors would not cause the Bank to violate applicable law, the implementing regulations and guidelines of the OCC or the listing standards of Nasdaq (or any other exchange on which its securities may be listed) or the rules and regulations of any other regulatory or self-regulatory body. As used in this paragraph and the following paragraph, “voting parity stock” means the Series H Preferred Stock and each class or series of preferred stock that ranks on parity with the Series H Preferred Stock as to payment of dividends and has voting rights similar to those described in this section, including the Series A Preferred Stock, Series G Preferred Stock, Series I Preferred Stock and Series J Preferred Stock.
The Preferred Directors will each be entitled to one vote per director on any matter and, for the avoidance of doubt, in no event will the number of Preferred Directors exceed two.
In the event of a Nonpayment, at the written request of any holder of record of at least 20% of the outstanding shares of any voting parity stock with respect to which a Nonpayment exists (including, if applicable, the Series H Preferred Stock), the Secretary of the Bank will call a special meeting of the holders of all voting parity stock with respect to which a Nonpayment exists for the election of the two directors (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders, in which event such election will be held at such next annual or special meeting of shareholders). So long as these voting rights have not ceased, holders of voting parity stock with respect to which a Nonpayment exists (including, if applicable, the Series H Preferred Stock) voting as a single class will continue to elect the Preferred Directors at each subsequent annual meeting.
If and when full dividends on any class or series of voting parity stock as to which a Nonpayment exists or existed have been paid for at least four dividend periods following a Nonpayment, the voting rights in respect of the Preferred Directors will cease with respect to such class or series (subject to revesting in the event of each subsequent Nonpayment). If and when full dividends have been paid for at least four dividend periods on all classes and series of voting parity stock as to which a Nonpayment exists or existed, the term of office of each Preferred Director so elected will immediately terminate and the number of directors on the board of directors will automatically decrease by two.
Any Preferred Director may be removed at any time, with or without cause, by the holders of record of a majority of the outstanding shares of all classes and series of voting parity stock with respect to which a Nonpayment then exists, voting together as a single class. Subject to the termination of the term of the Preferred Directors set forth above, any vacancy in the office of a Preferred Director (other than prior to the initial election of the Preferred Directors) may be filled by the written consent of the Preferred Director remaining in office or, if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of voting parity stock with respect to which a Nonpayment then exists voting as a single class, with the successor to serve until the next annual meeting of shareholders.
2028 Notes
As of December 31, 2020, there was issued and outstanding $88 million aggregate principal amount of Fixed-to-Floating Rate Subordinated Notes due September 15, 2028 (the “2028 Notes”).
Interest. The 2028 Notes bear interest (i) at a fixed rate per annum equal to 6.95% until but excluding September 15, 2023, and (ii) at a floating rate per annum equal to three-month LIBOR plus 3.89% from and including September 15, 2023 to but excluding September 15, 2028. The applicable threemonth LIBOR is determined in accordance with the certificates representing the 2028 Notes; however, absent manifest error, the determination thereof by the calculation agent for 2028 Notes will be binding and conclusive.
Interest on the 2028 Notes is payable on the 15th day of March, June, September and December of each year; provided, however, if such date is not a business day, then the interest payment date will be the next succeeding business day. Interest on the 2028 Notes is payable to holders of record of as they appear on the books of the Bank on the applicable record date, which will be the 1st of March, June, September or December, as applicable, immediately preceding the respective interest payment date.

Unless all principal of and any premium or interest on senior indebtedness (as defined in “—Ranking” below) has been paid in full, no payment or other distribution may be made in respect of the 2028 Notes:
•in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for the benefit of creditors or other similar proceedings or events involving the Bank or its assets;
•(i) in the event and during the continuation of any default in the payment of principal of or premium or interest on any senior indebtedness beyond any applicable grace period or (ii) in the event that any judicial proceeding is pending with respect to any such default; or
•in the event that any 2028 Notes have been declared due and payable before their stated maturity.
Maturity. The 2028 Notes mature on September 15, 2028. Holders of the notes may not accelerate the maturity of the notes, except upon an event of default. See “—Defaults and Events of Default” below.
Redemption. The Bank may redeem the 2028 Notes in whole or in part on or after September 15, 2023 by paying the principal amount of the 2028 Notes so redeemed plus accrued interest thereon through the date of redemption. The Bank will notify the holder, in writing, of the redemption not less than 30 days nor more than 60 days before the redemption date. There are no sinking funds for the 2028 Notes.
Ranking. The 2028 Notes are unsecured obligations of the Bank and are subordinated in right of payment to all senior indebtedness (as defined below) and effectively subordinated to all existing and future debt and all other liabilities of the subsidiaries of the Bank and, upon the occurrence of certain events of insolvency, will be subordinated to the prior payment in full of all general obligations of the Bank. The indenture under which the 2028 Notes are issued does not limit the ability of the Bank to incur senior indebtedness or general obligations, including indebtedness ranking equally with the 2028 Notes.
“Senior indebtedness” means (i) the principal of, and any premium and interest on, all of indebtedness of the Bank for purchased or borrowed money, whether or not evidenced by securities, notes, debentures, bonds or other similar instruments issued by the Bank; (ii) capital lease obligations of the Bank; (iii) all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any conditional sale or title retention agreement, but excluding trade accounts payable in the ordinary course of business; (iv) all obligations in respect of any letters of credit, bankers acceptance, security purchase facilities and similar credit transactions; (v) all obligations in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts and other similar agreements; (vi) all obligations of the type referred to in (i) through (v) of other persons for the payment of which the Bank is responsible or liable as obligor, guarantor or otherwise; (vii) all obligations of the type referred to (i) through (vi) of other persons secured by any lien on any properties or assets of the Bank; and (viii) any deferrals renewals or extensions of (i) through (vii).
However, “senior indebtedness” does not include:
•the 2028 Notes;
•any indebtedness that by its terms is subordinated to, or ranks on par with, the 2028 Notes; or
•any indebtedness between or among the Bank and its affiliates, including all other debt securities and guarantees in respect of debt securities issued to any trust, or a trustee of such trust, partnership or other entity affiliated with the Bank which is a financing vehicle of the Bank in connection with the issuance by such financing vehicle of capital securities or other securities guaranteed by the Bank pursuant to an instrument that ranks on par with or junior in respect of payment to the 2028 Notes.
Defaults and Events of Default. If the Bank files for bankruptcy or there occurs certain other events of bankruptcy, insolvency or reorganization relating to the Bank (each, an “Event of Default”), and such Event of Default is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the 2028

Notes may accelerate the maturity of the 2028 Notes. If an Event of Default occurs and is not cured, the trustee must use the degree of care of a prudent person in the conduct of his or her own affairs in the exercise of its powers; however, the trustee will be under no obligation to exercise any of its rights or powers under the indenture governing the 2028 Notes at the request of any holders of 2028 Notes unless they have offered to the trustee reasonable security or indemnity.
If a Default (as defined below) occurs that is not also an Event of Default, neither the trustee nor the holders of the 2028 Notes may act to accelerate the maturity of the 2028 Notes. However, if a Default occurs, the trustee may proceed to enforce any covenant and other rights of the holders of the 2028 Notes, and if the Default relates to the failure of the Bank to make any payment of interest when due and payable and such failure continues for a period of 30 days or such failure is made in the payment of the principal at the maturity of the 2028 Notes, then the trustee may demand payment of the amounts then due and payable and may proceed to prosecute such failure to make sure payments.
A “Default” means (i) the failure to pay principal of or any premium of the 2028 Notes when due; (ii) the failure to pay any interest on the 2028 Notes when due and that failure continues for 30 days; (iii) the failure to perform any other covenant in the indenture governing the 2028 Notes and that failure continues for 60 days after written notice to the Bank by the trustee or the holders of at least 25% in aggregate principal amount of the 2028 Notes; or (iv) any Event of Default.
The Bank must deliver to the trustee, within 120 days after the end of each fiscal year of the Bank, an officers’ certificate stating whether or not, to the best knowledge of the signatories thereof, the Bank is in default in the performance and observance of any of the terms, provisions and conditions of the indenture governing the terms of the 2028 Notes (without regard to any period of grace or requirement of notice provided thereunder) and, if the Bank is in default, specifying all such defaults and their nature and status to the extent known by such signatories.
Modification of Terms. Certain limited modifications of the indenture governing the 2028 Notes may be made without obtaining the consent of the holders of the 2028 Notes, whereas other modifications may be made only with the consent of the holders of 66 2/3% in principal amount of the outstanding 2028 Notes. However, a modification requires the consent of the holder of each outstanding 2028 Note if such modification would:
•change the stated maturity of the principal or interest of the 2028 Notes;
•reduce the principal amount of or interest on the 2028 Notes or change the currency in which the 2028 Notes are payable;
•change the place of payment;
•impair the right to institute suit for the enforcement of any payment on the 2028 Notes on or after their maturity date or redemption date;
•reduce the percentage of holders whose consent is needed to modify the indenture or to waive compliance with certain provisions of the indenture or to waive certain Defaults;
•modify the provisions with respect to subordination of the 2028 Notes in a manner adverse to the holders; or
•modify the provisions dealing with modification and waiver of the indenture.
The holders of 66 2/3% in principal amount of the outstanding 2028 Notes may, on behalf of all holders of 2028 Notes, waive compliance by the Bank with certain restrictive provisions of the indenture. The holders of a majority in principal amount of the outstanding 2028 Notes may, on behalf of all holders of 2028 Notes, waive any past default, except a default in the payment of principal or interest, and defaults in respect of a covenant or provision which cannot be modified or amended without the consent of each holder of 2028 Notes.
Trustee. The trustee for holders of the 2028 Notes is The Bank of New York Mellon Trust Company, N.A.

Calculation and Paying Agent. The calculation and paying agent for the 2028 Notes is the Bank.